EXHIBIT 10.1
ZIONS BANCORPORATION
AMENDMENT TO CHANGE IN CONTROL AGREEMENT
SENIOR EXECUTIVES

May 1, 2025

«Name»
«Location»
«Address»

Dear «Preferred»:

This amendment (the “Amendment”) is made and entered into as of May 1, 2025 (the “Effective Date”), by and between you and Zions Bancorporation (the “Company”), and amends the Change in Control Agreement (the “Change in Control Agreement”) previously entered by and between you and the Company.
Upon the Effective Date, this Amendment shall be binding as to the terms set forth herein. Other than as expressly superseded by the terms set forth herein, the terms of the Change in Control Agreement shall continue in full force and effect. In the event of any conflict between the terms of this Amendment and the terms of any other agreement or understanding between you and the Company prior to the Effective Date, the terms of this Amendment shall govern. Terms capitalized but not defined herein shall have the meaning set forth in the Change in Control Agreement.

1.Section 5(c)(vi) of the Change in Control Agreement shall be deleted and replaced in its entirety with the following text:

(1)Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company or any affiliated entity to or for your benefit (whether pursuant to the terms of this Agreement or otherwise) (the “Payments”) (1) constitute “parachute payments” within the meaning of Section 280G of the Code, and (2) but for this Section 5(c)(vi), would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Payments will be either (x) delivered in full or (y) delivered as to such lesser extent that would result in no portion of the Payments being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the Excise Tax (and any equivalent state or local excise taxes), results in the receipt by you on an after-tax basis, of the greatest amount of Payments, notwithstanding that all or some portion of such Payments may be taxable under Section 4999 of the Code.

(2)Unless you and the Company otherwise agree in writing, all determinations required to be made under this Section 5(c)(vi) shall be made in writing by a nationally recognized accounting or consulting firm selected by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and you within fifteen (15) business days of the receipt of notice from the Company or you that there has been a
[Signature Page to Amendment to Change in Control Agreement]

EXHIBIT 10.1
Payment, or such earlier time as is requested by the Company. For purposes of making the calculations required by this Section 5(c)(vi), the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. You and the Company agree to furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably request in order to make a determination under this provision. All fees, costs and expenses (including, but not limited to, the costs of retaining experts) of the Accounting Firm shall be borne by the Company. Any reduction in the Payments required by this provision will occur in the following order, as applicable: (1) reduction of cash payments; (2) reduction of vesting acceleration of equity awards; and (3) reduction of other benefits paid or provided to you. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant for equity awards. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis. The determination by the Accounting Firm shall be conclusive and binding upon the Company and you for all purposes (except as provided in subsection (3) below).

(3)If it is established pursuant to a final determination of a court or Internal Revenue Service (“IRS”) proceeding which has been finally and conclusively resolved, that Payments have been made to, or provided for the benefit of, you by the Company, which are in excess of the limitations provided in this Section 5(c)(vi) (hereinafter referred to as an “Excess Payment”), you shall repay the Excess Payment to the Company on demand, together with interest on the Excess Payment at the applicable federal rate (as defined in Section 1274(d) of the Code) from the date of your receipt of such Excess Payment until the date of such repayment. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the determination, it is possible that Payments which will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made under this Section 5. In the event that it is determined (A) by the Accounting Firm, the Company (which shall include the position taken by the Company, or together with its consolidated group, on its federal income tax return) or the IRS or (B) pursuant to a determination by a court, that an Underpayment has occurred, the Company shall pay an amount equal to such Underpayment to you within ten (10) days of such determination together with interest on such amount at the applicable federal rate from the date such amount would have been paid to you until the date of payment.

Sincerely,
ZIONS BANCORPORATION

By:    ______________________________
Its: ______________________________

___________________________
«Name»
Dated: _____________________
[Signature Page to Amendment to Change in Control Agreement]